Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-193652 and 333-210460) on Form S-3 and the registration statements (Nos. 033-72524, 333-112253, 333-125903, 333-166907 and 333-204142) on Form S-8 of Coeur Mining, Inc. (formerly Coeur d’Alene Mines Corporation) of our report dated February 10, 2016, with respect to the consolidated balance sheet of Coeur Mining, Inc. as of December 31, 2015, and the related consolidated statements of comprehensive income (loss), changes in stockholders' equity, and cash flows, for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K/A of Coeur Mining, Inc.

/s/ KPMG LLP
Chicago, Illinois
February 10, 2017